EXHIBIT 99.1

Exponent Reports First Quarter Fiscal Year 2016 Financial Results

MENLO PARK, Calif., April 20, 2016 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the first quarter ended April 1, 2016.

In the first quarter of 2016, total revenues and revenues before reimbursements grew by 4% year-over-year. Total revenues increased to $83,156,000 from $80,293,000 in the first quarter one year ago and revenues before reimbursements increased to $78,950,000 from $76,141,000 last year.

In the first quarter of 2016 Exponent early adopted a new accounting standard1 for the classification of tax adjustments associated with share-based awards, which was applied prospectively.  The tax benefit realized was $4,461,000, or $0.16 per diluted share in the first quarter of 2016.  Including the tax benefit, net income was $15,350,000 in the first quarter of 2016 as compared to $10,333,000 in the same period of 2015. For comparison purposes, excluding the tax benefit, net income would have been $10,889,000 in the first quarter, representing an increase of 5% year-over-year.  Earnings per diluted share increased to $0.56, inclusive of the $0.16 per share benefit, as compared to $0.38 in the first quarter last year.

EBITDA2 increased by 3% to $18,998,000 as compared to $18,418,000 in the same period one year ago.

The Company repurchased $3.5 million of common stock, paid $4.6 million in dividends and ended the first quarter with $155 million in cash, cash equivalents and short-term investments. The Company continues an active stock repurchase program with $43.3 million currently authorized and available.  In a separate release today, Exponent also announced a $0.18 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

“We are pleased to have grown revenues and earnings, despite the challenging year-over-year comparison due to the completion of a major project in the third quarter of 2015,” commented Dr. Paul Johnston, President and CEO.  “We continued to be called upon to assist clients with a diverse set of product recalls ranging from vehicles to toys.   We also supported clients in evaluating potential new products for performance, reliability, and safety.  In the first quarter, we had notable performances from our materials, polymer science, electrical, thermal sciences, human factors and biomedical practices.”

“We are reiterating our expectations for 2016 and expect growth in revenues before reimbursements to be in the mid-single digits. We believe our underlying growth will be in the high single digits, but will be partially offset by the completion of a major project during the third quarter of 2015.  As we previously discussed, we expect that 2016 EBITDA2 margin will decline approximately 50 to 100 basis points as compared to 2015, as a result of slightly lower utilization.”

“Exponent is retained to evaluate increasingly complex technologies, products, and processes as demand for both our reactive and proactive services continues to grow.  We are optimistic about our opportunity to leverage our unique market position and we are confident in our ability to generate long-term growth and increase shareholder value," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, April 20, 2016, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 768-6570   or (785) 830-1942. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820, and entering passcode 8780649#.

About Exponent
Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

1 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

2 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure   of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend”, "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the   heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 1, 2016 and April 3, 2015
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	April 1,	April 3,
	2016	2015

Revenues
Revenues before reimbursements	$78,950	$76,141
Reimbursements	4,206	4,152

Revenues	83,156	80,293

Operating expenses
Compensation and related expenses	52,017	51,115
Other operating expenses	6,983	6,510
Reimbursable expenses	4,206	4,152
General and administrative expenses	3,514	3,488

	66,720	65,265

Operating income	16,436	15,028

Other income
Interest income, net	139	34
Miscellaneous income, net	1,159	2,009
	1,298	2,043

Income before income taxes	17,734	17,071

Income taxes	2,384	6,738

Net income	$15,350	$10,333

Net income per share:
Basic	$0.58	$0.39
Diluted	$0.56	$0.38

Shares used in per share computations:
Basic	26,513	26,622
Diluted	27,239	27,390

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 1, 2016 and January 1, 2016
(unaudited)
(in thousands)

	April 1,	January 1,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$98,535	$125,751
Short-term investments	56,512	45,842
Accounts receivable, net	94,912	88,577
Prepaid expenses and other assets	11,693	12,616
Total current assets	261,652	272,786
Property, equipment and leasehold improvements, net	28,465	28,485
Goodwill	8,607	8,607
Other assets	78,681	77,629
	$377,405	$387,507

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,175	$10,580
Accrued payroll and employee benefits	40,034	62,092
Deferred revenues	6,511	7,802
Total current liabilities	54,720	80,474
Other liabilities	48,261	42,235
Deferred rent	1,884	1,994
Total liabilities	104,865	124,703

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	189,955	179,816
Accumulated other comprehensive loss	(1,725)	(1,805)
Retained earnings	273,524	269,259
Treasury stock, at cost	(189,247)	(184,499)
Total stockholders' equity	272,540	262,804
	$377,405	$387,507

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended April 1, 2016 and April 3, 2015
(unaudited)
(in thousands)

	Quarters Ended
	April 1,	April 3,
	2016	2015

Net Income	$15,350	$10,333

Add back (subtract):

Income taxes	2,384	6,738
Interest income, net	(139)	(34)
Depreciation and amortization	1,403	1,381

EBITDA (1)	18,998	18,418

Stock-based compensation	5,220	5,221

EBITDAS (1)	$24,218	$23,639

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.